EXHIBIT 10.3

                    AGREEMENT TO SERVE AS CORPORATE DIRECTOR

     This agreement to serve as a corporate director (the "Agreement") is made and entered into by and between The Next Pop Star, Inc., a Florida corporation ("TNPS"), and Michelle Tucker, a Florida resident ("Mrs. Tucker").

                                    PREAMBLE:

     Whereas, Mrs. Tucker was elected as a member of TNPS board of directors by written consent in lieu of the annual meeting of stockholders, effective January 7th 2008 (the "Annual Meeting"); and

     Whereas, TNPS has required, as a condition for service on its board of directors, that all members enter into a form of agreement that Tucker delineates the rights, duties and responsibilities of the members; and

     Whereas, the Parties agree that this Agreement provides important directives outlining the duties, obligations, responsibilities and rights that are expected of members of TNPS Board of directors and Mrs. Tucker desires to be elected as a member of TNPS board of directors and to serve thereon in compliance with the requirements of this Agreement and TNPS Certificate of Incorporation and By-Laws:

     Now, Therefore, intending to be legally bound, the Parties agree that since Mrs. Tucker has been elected as a member of TNPS board of directors at the annual meeting of TNPS shareholders for the current year, she is bound by the following obligations and shall have the following rights:

                                   WITNESSETH:

                                    Article I
                       TERM, RENEWALS, EARLIER TERMINATION

1.1      TERM.

(A) 1. Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence immediately following Mrs. Tucker's election to TNPS board of directors at the Annual Meeting and shall continue until the latter of January 1st 2009 or the election, qualification and assumption of office by Mrs. Tucker's successor as a member of TNPS board of directors, unless earlier terminated as provided in TNPS certificate of incorporation or bylaws, or as hereinafter set forth.

     2. Notwithstanding anything in this agreement to the contrary, the term of this Agreement will terminate if Mrs. Tucker is not re-elected at the annual meeting of stockholders next following the Annual Meeting.

(B) In the event that Mrs. Tucker is re-elected or otherwise serves as a member of TNPS board of directors after the annual meeting of stockholders next following the Annual Meeting, then, unless a new agreement pertaining to his role as a member of TNPS board of directors is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed to remain in effect for so long as Mrs. Tucker serves as a member of TNPS board of directors.

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1.2      EARLIER TERMINATION.

(A) TNPS shall have the right to terminate this Agreement prior to the expiration of its Term, subject to the provisions of Section 1.3, for the following reasons:

     (1) By vote of TNPS shareholders:

         In accordance with Title XXXVI Chapter 607.0808 Removal of directors by shareholders of Florida's Corporate Law (and except as provided therein) and pursuant to Article II, Section 3(a) of the By-Laws of TNPS that at a meeting of stockholders called expressly for this purpose, a director may be removed, with or without cause, by the vote of the holders of 51% of the shares then entitled to vote at an election of directors.

     (2) Discontinuance of Business:

         In the event that TNPS discontinues operating its business, this Agreement shall terminate as of the last day of the month on which TNPS ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization of TNPS shall not be deemed a termination of its business.

     (3) Death:

         This Agreement shall terminate immediately on Mrs. Tucker's death; however, all accrued compensation at such time shall be promptly paid to Mrs. Tucker's estate.

1.3      FINAL SETTLEMENT.

     Upon termination of this Agreement and payment to Mrs. Tucker of all amounts due his hereunder, Mrs. Tucker or his representative shall execute and Tucker deliver to TNPS on a form prepared by TNPS a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and shall forthwith tender to TNPS all records, manuals and written procedures, as may be required by TNPS for the continued conduct of its business.

                                   Article II
                       PERFORMANCE OF DUTIES AS A DIRECTOR

2.1      PERFORMANCE OF DUTIES

(A) Mrs. Tucker shall perform her duties as a director, including his duties as a member of any committee of TNPS board of directors upon which he may serve, pursuant to the requirements set forth in TNPS certificate of incorporation and By-Laws (its "Constituent Documents"), in good faith, in a manner he reasonably believes to be in the best interests of TNPS, and with such care as is legally required for members of boards of directors under the laws of the State of Florida and the United States

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Securities and Exchange Commission, (the "Commission") unless a higher standard of care is specified in TNPS Constituent Documents.

(B) In performing his duties, Mrs. Tucker shall be entitled to rely on information, opinions, reports or statements, including financial statements and or financial data, in each case prepared or presented by:

     (1) One or more officers or employees of TNPS whom Mrs. Tucker reasonably believes to be reliable and competent in the matters presented;

     (2) Legal counsel, public accountants or persons as to matters which Mrs. Tucker reasonably believes to be within such persons' professional or expert competence; or

     (3) A committee of TNPS board of directors upon which he does not serve, duly designated in accordance with a provision of TNPS certificate of incorporation or By-Laws, as to matters within its designated authority, which committee Mrs. Tucker reasonably believes to merit confidence.

(C) Mrs. Tucker shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described in Section 2.1(B) to be unwarranted.

(D) If Mrs. Tucker is present at a meeting of TNPS board of directors at which action on any corporate matter is taken, it shall be presumed that he assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

(E) If Mrs. Tucker is requested to provide comments on any corporate matters through a written request Tucker delivered by hand, mail, fax or e-mail, then, unless she affirmatively provides written comments thereto or specifies in a written response that she is unable or unwilling to provide comments thereto, she shall be presumed to have approved the matter as accurate, complete and not misleading, and if she has indicated his inability or unwillingness to comment on more than three occasions within any fiscal year, she shall be presumed to have refused to perform his duties as a member of TNPS board of directors in a manner justifying his removal therefrom under this Agreement

2.2      DIRECTOR CONFLICTS OF INTEREST

(A) Mrs. Tucker nor any of his affiliates will enter into any contract or transaction with TNPS unless the fact of such relationship or interest is disclosed or known to TNPS board of directors or committee which authorizes, approves or ratifies the contract or transaction and it is approved by a vote or consent sufficient for the purpose without counting the vote or consent of Mrs. Tucker; and, if stockholder approval is required, the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

(B) Mrs. Tucker may be counted in determining the presence of a quorum at a meeting of TNPS board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

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2.3      PERFORMANCE AND ATTENDANCE

(A) Mrs. Tucker will serve on TNPS board of directors using her best efforts on behalf of TNPS and its stockholders.

(B) Mrs. Tucker shall use her best efforts to participate in a timely manner in all meetings of TNPS board of directors or of committees thereof to which he has been appointed or elected, and if unavailable in person, to make arrangements to participate by teleconference or any legally available means.

(C) In the event that Mrs. Tucker fails to participate in a meeting of TNPS board of directors or of committees thereof to which he has been appointed or elected, Mrs. Tucker shall promptly acquaint himself with all matters transacted at such meeting and if practical, shall provide the board of directors or committee involved with supplemental input and advice on all such matters, and if appropriate and possible, shall request reconsideration of any material matters as to which his participation would have affected the result of actions taken.

(D) In the event that Mrs. Tucker misses three (3) of the regular monthly meetings of TNPS board of directors, or three (3) consecutive special meetings of the board of directors, or three (3) consecutive meetings of any committee to which she has been appointed or elected, Mrs. Tucker will be deemed to have resigned from the board of directors prior to the expiration of the term of this Agreement based on an inability to dedicate required time to the affairs of TNPS, and this Agreement shall be presumptively be deemed the instrument of such resignation.

(E) Mrs. Tucker shall be responsible, together with the other members of the board of directors, for review and approval prior to filing of all data that TNPS is required to file with the Commission, with the United States Internal Revenue Service (the "Service") and with comparable state and local agencies.

(F) If serving as a member of the regulatory affairs or audit committees, Mrs. Tucker shall be responsible for using reasonable efforts to assist its chairman to assure that TNPS and all of its subsidiaries develop and implement information gathering, retention and transmittal procedures that comply with all applicable legal and auditing requirements, that TNPS and its subsidiaries promptly transmit required data to TNPS auditors and legal counsel and that TNPS auditors and legal counsel prepare and pass upon materials that TNPS is required to file with the Commission or the Service, on a timely basis, adequate for review, comment and correction by all appropriate personnel, including management of TNPS and its subsidiaries, as well as the members of their boards of directors, attorneys and advisors, at least three business days prior to the legally mandated filing dates.

(G) If serving as a member of the audit committee, Mrs. Tucker shall be responsible, together with the other members of the audit committee, for suggesting auditor candidates to TNPS board of directors and stockholders and for rejecting any auditors that any member of the audit committee deems unsatisfactory based on their qualifications, reputation, prices or geographic location, provided that such member must specify in writing all reasons for such rejection and the committee, voting as a whole, must pass upon such rejection by majority vote, forwarding such result to the board of directors for appropriate action.

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2.4      RESIGNATION

     Unless he is the sole serving member of TNPS board of directors, Mrs. Tucker may resign at any time by providing TNPS board of directors with written notice indicating Mrs. Tucker's intention to resign and the effective date thereof; provided, however, that resignation, whether voluntary or presumptive (as provided above) shall result in a forfeiture of all rights to compensation under this Agreement, other than as to compensation that has accrued pursuant to the provisions of this Agreement.

                                   Article III
                                  COMPENSATION

3.1      MEMBER COMPENSATION

(A) Mrs. Tucker shall be compensated for her services as a member of TNPS board of directors and committees, as follows:

     (1) (a) For basic service as a member of our Company's board of directors, 5000 shares per month

         (b) For service, as chairman of any committee, 2500 shares per month

         (c) For service, on any other committee an additional 1250 shares per month

(B) The foregoing compensation will be subject to the condition precedent that Mrs. Tucker comply on a timely basis with all personal reporting obligations to the Commission pertaining to her role with TNPS and that Mrs. Tucker serve in the designated positions providing all of the services required thereunder prudently and in good faith.

In addition to the compensation described above and in Section 3.1 (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) or such compensation cannot be paid because of conflicts with applicable laws:

(C) In the event that Mrs. Tucker directly arranges or directly provides funding for TNPS on terms more beneficial than those reflected in TNPS current principal written financing agreements, Mrs. Tucker shall be entitled at her election, to either:

     (1) A fee equal to 10% of such savings, on a continuing basis; or

     (2) If equity funding is directly arranged for TNPS by Mrs. Tucker and TNPS is not obligated to pay any other source of compensation in conjunction therewith, other than the normal commissions charged by broker dealers in securities in compliance with the compensation guidelines of the NASD, Mrs. Tucker shall be entitled to a bonus in a sum equal to 10% of the net proceeds of such funding after paying normal commissions.

(D) In the event that Mrs. Tucker arranges for an acquisition by TNPS, then Mrs. Tucker will be entitled to compensation in an amount, in shares of TNPS common stock, equal to 10% of the net

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consideration paid by TNPS for such acquisition, provided that if such compensation is payable to more than one person, then they shall share such compensation, pro rata, based on the nature of their entitlement to such compensation.

3.2      EXEMPT NATURE OF SECURITIES TO BE ISSUED

     The securities to be issued as compensation under this Agreement (the "Securities") will be issued without registration under the provisions of
Section 5 of the Securities Act or the securities regulatory laws and regulations of the State of Florida (the "Florida Act") pursuant to exemptions provided under Section 4(6) of the Securities Act and comparable provisions of the Florida Act;

(A) Mrs. Tucker shall be responsible for preparing and filing any reports concerning this transaction with the Commission and with Florida Division of Securities, and payment of any required filing fees (none being expected);

(B) All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Securities Act and under the Florida Act, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to TNPS, is provided to TNPS General Counsel to the effect that such registration is not required as a result of applicable exemptions thereto;

(C) TNPS transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for TNPS advises it that such transfer is in compliance with all applicable laws;

(D) Mrs. Tucker is acquiring the Securities for her own account, for investment purposes only, and not with a view to further sale or distribution; and

(E) Mrs. Tucker or his advisors have examined information concerning TNPS contained in the business plan, as well as TNPS books and records and have questioned TNPS officers and directors as to such matters involving TNPS as Mrs. Tucker deemed appropriate.

3.3      INDEMNIFICATION.

     TNPS will defend, indemnify and hold Mrs. Tucker harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by his in good faith on behalf of TNPS, its affiliates or for other persons or entities at the request of the board of directors of TNPS, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for Mrs. Tucker to incur any out of pocket expenses; provided, however, that Mrs. Tucker permits TNPS to select and supervise all personnel involved in such defense and that Mr. Tucker waives any conflicts of interest that such personnel may have as a result of also representing TNPS, its stockholders or other personnel and agrees to hold TNPS harmless from any matters involving such representation, except such as involve fraud or bad faith.

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                                  Article Four
                                SPECIAL COVENANTS

4.1      CONFIDENTIALITY.

     Mrs. Tucker acknowledges that, in and as a result of her duties hereunder, she will be developing for TNPS, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as TNPS trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by TNPS, Mrs. Tucker hereby covenants and agrees that she shall not, at anytime during or following the terms of his service as a member of TNPS board of directors, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to his as a result of his association with TNPS or its affiliates.

4.2      SPECIAL REMEDIES.

TNPS as a result of a breach by Mrs. Tucker of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect TNPS interests, Mrs. Tucker hereby covenants and agrees that TNPS shall have the following additional rights and remedies in the event of a breach or threatened breach hereof:

(A) Mrs. Tucker hereby consents to the issuance of a permanent injunction enjoining his from any violations of the covenants set forth in this Article Four; and

(B) Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which TNPS may sustain prior to the effective enforcement of such injunction, Mrs. Tucker hereby covenants and agrees to pay over to TNPS, in the event he violates the covenants and agreements contained in this Article Four, the greater of:

     (1) Any payment or compensation of any kind received by his because of such violation before the issuance of such injunction, or

     (2) The sum of One Thousand ($1,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by TNPS as a result of such violation. The Parties agree that such liquidated damages are not intended as the exclusive remedy available to TNPS for any breach of the covenants and agreements contained in this Article Four prior to the issuance of an injunction, and the Parties recognize that the only adequate remedy to protect TNPS from the injury caused by such breach would be injunctive relief.

4.3      Cumulative Remedies.

     Mrs. Tucker hereby irrevocably agrees that the remedies described in
Section 4.2 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which TNPS is or may be entitled, whether at law or in equity, under or pursuant to this Agreement.

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4.4      ACKNOWLEDGMENT OF REASONABLENESS.

     Mrs. Tucker hereby represents, warrants and acknowledges that she has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of TNPS, its officers, other directors and employees; consequently, in the event that any of the above-described restrictions shall be held unenforceable by any court of competent jurisdiction, Mrs. Tucker hereby covenants, agrees and directs such court to substitute a reasonable, judicially enforceable limitation in place of any limitation deemed unenforceable, and Mrs. Tucker hereby covenants and agrees that if so modified, the covenants contained in this Article Four shall be as fully enforceable as if they had been set forth herein directly by the Parties. In determining the nature of this limitation, Mrs. Tucker hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.5      UNAUTHORIZED ACTS.

     Mrs. Tucker hereby covenants and agrees that she will not do any act or incur any obligation on behalf of TNPS of any kind whatsoever, except as expressly authorized by its board of directors or by its stockholders pursuant to duly adopted stockholder action.

4.6      COVENANT NOT TO DISPARAGE.

     Mrs. Tucker hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, she will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about TNPS, its constituent members, or its officers, directors, stockholders, employees, agent or affiliates, whether related to the business of TNPS, to other business or financial matters or to personal matters.

                                    Article V
                  AGREEMENT TO COMPLY WITH LEGAL RESTRICTIONS.

5.1      TNPS SECURITIES.

(A) Mrs. Tucker currently does not beneficially own any other TNPS securities; and has full power and authority to make, enter into and carry out the terms of this Agreement.

(B) Mrs. Tucker agrees that any TNPS securities that she purchases or with respect to which she otherwise acquires record or beneficial ownership after the date of this Agreement ("New TNPS Securities") shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned prior to the effective date of this Agreement.

(C) Mrs. Tucker has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform all of the obligations hereunder.

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(D) Mrs. Tucker has no present plan or intention (a "Plan") to sell, transfer, exchange, pledge or otherwise dispose of, including by means of a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing being hereinafter referred to generically as a "Sale") of any of the TNPS securities that Mrs. Tucker currently owns or may acquire during the term of this Agreement, or any securities that may be paid as a dividend or otherwise distributed thereon with respect thereto or issued or Tucker delivered in exchange or substitution therefore.

(E) If any of Mr. Tucker's representations in this Agreement cease to be true at any time during the term of this Agreement, Mrs. Tucker will Tucker deliver to TNPS general counsel a written statement to that effect, specifying the nature of the change signed by Mrs. Tucker.

5.2      TRANSFER OR ENCUMBRANCE.

(A) Mrs. Tucker agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any TNPS Securities acquired or to make any offer or agreement relating thereto during the time that Mrs. Tucker serves on TNPS board of directors and for an additional period of 90 days after the term of this agreement, except:

     (1) During such periods following the filing by TNPS of reports with the Commission as may be determined by the regulatory compliance committee of TNPS board of directors to provide current information required to avoid violation of restrictions under the Securities Act and the Securities and Exchange Commission Exchange Act of 1934, as amended (the "Exchange Act"), against trading on inside information.

     (2) In full compliance with the requirements of:

         (a) Rule 144 promulgated by the Commission under authority granted by the Securities Act;

         (b) Sections 13D and 16(a) of the Exchange Act, including requirements pertaining to timely filing of Commission Forms 3, 4 and 5 or Schedule 13-D; and

     (3) In full compliance with the procedures established by TNPS (including requirements imposed upon its transfer agent) to assure compliance with the foregoing.

(B) No transactions permitted pursuant to Section 5.2(A) shall be effected until:

     (1) Legal counsel representing Mrs. Tucker (which legal counsel is reasonably satisfactory to TNPS) shall have advised TNPS in a written opinion letter satisfactory to TNPS and TNPS legal counsel, and upon which TNPS and its legal counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

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     (2) A registration statement under the Securities Act covering the TNPS stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Commission and made effective under the Securities Act; or

     (3) An authorized representative of the Commission shall have rendered written advice to Mrs. Tucker (sought by Director-Nominee or Director-Nominee's legal counsel, with a copy thereof and all other related communications Tucker delivered to TNPS) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated; or (4) TNPS general counsel and president shall have specifically consented to the transaction in writing pursuant to authority Tucker delegated in a specific resolution of the regulatory affairs committee of TNPS board of directors.

(C) Mrs. Tucker also understands and agrees that stop-transfer instructions will be given to TNPS transfer agent with respect to certificates evidencing his TNPS securities and that this will be placed on the certificates evidencing his TNPS securities legends stating in substance: "The securities represented by this certificate were issued without registration under the Securities Act of 1933, as amended, or comparable state laws in reliance on the provisions of Section 4(1), 3(b) or 4(2) of such act, and comparable state law provisions or they have been held by a person deemed a control person under Commission Rule 144 and subject to reporting obligations under Section 13D of the Exchange Act and to reporting obligations and trading restrictions under Section 16(a) of the Exchange Act. These securities may not be transferred, pledged or hypothecated unless they are first registered under applicable federal, state or foreign laws, or the transaction is demonstrated to be exempt from such requirements to the Company's satisfaction, and, all required reports pertaining thereto, including Commission Forms 3, 4, 5 and 144 and Commission Schedule 13D have been filed with the Commission."

5.3      NO PROXY SOLICITATIONS.

     Mrs. Tucker will not, and will not permit any entity under his control to:

(A) Solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of TNPS stockholders;

(B) Initiate a stockholders' vote or action by consent of TNPS stockholders with respect to any stockholders' action; or

(C) Become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of TNPS.

5.4      NO LIMITATION ON DISCRETION AS DIRECTOR.

     This Article Five is intended solely to apply to the exercise by Mrs. Tucker in his individual capacity of rights attaching to ownership of TNPS securities, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Mrs. Tucker with respect to, any action which may

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be taken or omitted by her acting in his fiduciary capacity as a member of TNPS board of directors or any committee thereof.

                                   Article VI
                                  MISCELLANEOUS

6.1      NOTICES.

(a) All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           To Mr. Tucker:

                           Michelle Tucker
                           5030 Champion Blvd.
                           G6  # 227;
                           Boca Raton, Florida 33496
                           Telephone (305)407-9052, Fax (305)359-5116
                           and, e-mail michelle@popstarzinc.com
                           Attention: Michelle Tucker

                           To TNPS:

                           The Next Pop Star, Inc.
                           5030 Champion Blvd.
                           G6  # 227;
                           Boca Raton, Florida 33496
                           Telephone (305)407-9052, Fax (305)359-5116;
                           and, e-mail michelle@popstarzinc.com
                           Attention: Michelle Tucker, President;

     or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

(b) The decision by any Party not to use the services of legal counsel in conjunction with this transaction shall be solely at that Party's own risk, each Party acknowledging that applicable rules of the Florida Bar prevent TNPS general counsel, who has reviewed, approved and caused modifications on behalf of TNPS, from representing anyone other than TNPS in this transaction.

6.2      AMENDMENT.

(A) No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

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(B) This Agreement may not be modified without the consent of a majority in interest of TNPS stockholders.

6.3      MERGER.

(A) This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(B) All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

6.4      SURVIVAL.

     The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

6.5      SEVERABILITY.

     If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereunder.

6.6      GOVERNING LAW.

     This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida , except for any choice of law provisions that would result in the application of the law of another jurisdiction, and except for laws involving the fiduciary obligations of TNPS officers and Director-Nominees, which shall be governed under Florida law.

6.7      THIRD PARTY RELIANCE.

     Legal counsel to and accountants for the Parties shall be entitled to rely upon this Agreement.

6.8      VENUE.

     Any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

6.9      LITIGATION.

(A) In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and

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expenses, including reasonable attorneys' fees up to and including all negotiations, proceedings and appeals, whether or not formal proceedings are initiated.

(B) In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

     (1) (a) First, the issue shall be submitted to mediation before Mediation, Inc., a mediation service in Palm Beach County, Florida, to be selected by lot from four alternatives to be provided, two by TNPS and two by Mrs. Tucker .

         (b) The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

     (2) In the event that mediation does not lead to a resolution of the dispute, then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot, from four alternatives to be provided, two by TNPS and two by Mrs. Tucker.

     (3) (a) Expenses of mediation shall be borne by TNPS, if successful

         (b) Expenses of mediation if unsuccessful, and of arbitration shall be borne by the Party whom the arbitration award is rendered.

         (c) If the mediator of the arbitral award do not establish a prevailing party, then the expenses of unsuccessful mediation and of arbitration shall be borne equally by the Parties.

6.10     BENEFIT OF AGREEMENT.

(A) This Agreement may not be assigned by Mrs. Tucker without the express written consent of TNPS.

(B) Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

6.11     Interpretation.

(A) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

(B) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(C) The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

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(D) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns, or the context may require.

(E) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.12     FURTHER ASSURANCES.

     The Parties hereby agree to do, execute, acknowledge and Tucker deliver, or cause to be done, executed, acknowledged and Tucker delivered, and to perform all such acts and Tucker deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, receipts, records and other documents as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

6.13     STATUS.

     Nothing in this Agreement shall be construed or shall constitute an agency, employment, partnership, or joint venture relationship.

6.14     COUNTERPARTS.

(A) This Agreement may be executed in any number of counterparts.

(B) Execution by exchange of facsimile transmission shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall be the document filed with the Commission.

6.15     WAIVER.

     No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

6.16     INDEMNIFICATION.

(A) Each Party hereby irrevocably agrees to indemnify and hold the other Party harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which that Party may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise.

(B) In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party

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all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

6.17     CONSULTATION WITH COUNSEL.

     Mrs. Tucker has carefully read this Agreement and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of TNPS securities to the extent he felt necessary with his own legal counsel.

         IN WITNESS WHEREOF, Mrs. Tucker and TNPS have caused this Agreement to be executed by themselves or their duly authorized respective officers, effective as of the last date set forth below:

Signed, sealed and delivered
      In Our Presence:

                                        /s/ Michelle Tucker
-------------------                     -------------------

                                        Michelle Tucker    (Print)
-------------------                     -------------------
                                        By: Michelle Tucker


                                        /s/ Michelle Tucker
-------------------                     -------------------

                                        Michelle Tucker    (Print)
-------------------                     -------------------
                                        By: Michelle Tucker, President
                                        The Next Pop Star Inc.

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